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                                                           EXHIBIT 4(a)


                                  AMENDMENT NO. 2
                                        TO
                                  CREDIT AGREEMENT


    This Amendment No. 2, dated as of November 1, 1996, is among ONEIDA LTD., a New York corporation (the "Borrower"), THE CHASE MANHATTAN BANK (successor to The Chase Manhattan Bank, N.A.), as agent under the Credit Agreement referred to below ("Agent"), and the banks which are or have become parties to the Credit Agreement referred to below ("Banks").

RECITALS:

    A. The Borrower, the Agent and the Banks are or have become parties to a Credit Agreement dated as of January 19, 1996 which has been amended by an Amendment No. 1 dated as of September 25, 1996 (as amended, hereafter referred to as the "Credit Agreement").

    B. Borrower has formed a new subsidiary named Oneida Community China, Inc. which has entered into an Agreement to acquire substantially all of the assets of THC Systems, Inc., a New York corporation which sells products under the trademark "Rego China". Upon consummation of such acquisition, Borrower intends to change the name of Oneida Community China, Inc. to THC Systems, Inc. and to designate such subsidiary as a Restricted Subsidiary under the Credit Agreement.

    C. Oneida Community China, Inc. proposes to finance the acquisition of THC Systems, Inc. through a private placement of debt securities and through inter-company loans from Borrower.

    D. Borrower has requested the Banks to amend the Credit Agreement to modify certain covenants to accommodate the financing necessary to consummate the proposed acquisition of THC Systems, Inc.

    NOW, THEREFORE, the parties agree as follows:

    1. Definitions. All capitalized terms used in this Amendment shall have the meanings given to those terms in the Credit Agreement.

    2. Amendment of Credit Agreement. The Credit Agreement is hereby amended as follows:

         (a)  The following definitions are added to Section 1.1 of the Credit
Agreement:

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              "1992 Private Placement" - the private placement of debt
securities in the original face amount of $30,000,000 issued by Borrower pursuant to a Note Agreement dated as of January 1, 1992.

              "1996 Private Placement" - the private placement of debt securities in the face amount of $35,000,000 issued or to be issued by Oneida Community China, Inc. to one or more institutional investors to partially finance the purchase of substantially all the assets of THC Systems, Inc.

              "Noteholders" - collectively, the holders of the debt securities issued in connection with the 1992 Private Placement and the 1996 Private Placement.

         (b) The definition of Guarantee Agreement is amended to read as follows:

              Guarantee Agreement - means a guarantee Agreement, substantially in the form of Exhibit F annexed hereto, executed and delivered by each Guarantor guaranteeing the payment of amounts due hereunder and the Borrower's performance of its obligations required to be performed hereunder, provided that (a) the Guarantee Agreement executed by Buffalo China, Inc. shall be limited to a maximum liability of $10,000,000, (b) the Guarantee Agreement executed by Camden Wire Co., Inc. shall be limited to a maximum liability of $20,000,000, (c) the Guarantee Agreement executed by Oneida Community China, Inc. shall be limited to a maximum liability of $15,000,000, and (d) the Guarantee Agreement executed by each other Guarantor shall be limited to an amount mutually acceptable to Borrower and the Banks, which amount shall be not less than the greater of (i) 80% of the Tangible Net Worth of such Guarantor, (ii) 35% of the Adjusted Tangible Assets of such Guarantor, or (iii) the amount of the inter-company loan account, if any, maintained by Borrower for the benefit of such Guarantor, all determined as of the date the Guarantee Agreement is executed by such Guarantor.

         (c)  The definition of Guarantor is amended to read as follows:

               Guarantor - each of Buffalo China, Inc., Camden Wire Co., Inc., Oneida Community China, Inc.

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and each Restricted Subsidiary created or acquired after the  date  of this
Agreement whose Adjusted Tangible Assets account for 5% or more of the Consolidated Adjusted Tangible Assets of Borrower and its Restricted Subsidiaries.

         (d) Clause (iv) of the definition of Restricted Subsidiary is amended to read as follows:

              (iv) either (a) as of the Closing Date, is a Restricted Subsidiary within the meaning of paragraphs (i), (ii) and (iii) above or (b) is designated as a Restricted Subsidiary pursuant to Section 6.8(b) unless such Subsidiary is subsequently designated as an Unrestricted Subsidiary pursuant to Section 6.8(b); provided that Buffalo China, Inc., Camden Wire Co., Inc. and Oneida Community China, Inc. shall at all times remain a Restricted Subsidiary under this Agreement.

         (e)  Section 6.2 is amended to read as follows:

              Current Ratio. The Borrower will maintain Consolidated Assets at not less than 150% of Consolidated Current Liabilities from November 4, 1996 to the earlier of January 24, 1997 or the closing of the 1996 Private Placement, and at not less than 175 % of Consolidated Current Liabilities at and all times thereafter.

         (f) Section 6.3 is amended by adding the following proviso to the end of the first sentence:

              provided that each Guaranty by a Restricted Subsidiary in favor of the Noteholders shall be limited in amount to the levels set forth in the definition of Guarantee Agreement above.

         (g) Section 6.5(b) is amended to read as follows:

              Notwithstanding anything in Section 6.5(a) to the contrary, (i) the aggregate amount of loans and advances by Borrower to, and accounts receivable of Borrower from, any Guarantor shall not exceed (A) $10,000,000 in the case of Buffalo China, Inc., (B) $20,000,000 in the case of Camden Wire Co., Inc., (C) $15,000,000 in the case of Oneida Community China, Inc. (provided that this

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limitation for Oneida Community China, Inc. shall be $50,000,000 from the  date hereof through the earlier of January 24, 1997 or the closing of the 1996 Private Placement, at which time it will revert to $15,000,000), and (D) the maximum amount of the Guarantee Agreement in the case of any other Guarantor, and (ii) Borrower shall not make or permit to exist any loans or advances by Borrower to, or accounts receivable of Borrower from, Kenwood Silver Company, Inc., except for accounts receivable consisting of accrued management fees owed by Kenwood Silver Company, Inc. to Borrower for management services rendered by Borrower in the ordinary course of business and in a manner consistent with past practice.

         (h) The first provision in Section 6.8(b) is amended to read as follows:

              ...provided, however, that Buffalo China, Inc., Camden Wire Co., Inc., or Oneida Community China, Inc. may not be designated an Unrestricted Subsidiary...

         (i) Section 6.10 of the Credit Agreement is amended to read as follows:

              Net Worth. At the end of each of its fiscal quarters, Borrower will maintain Consolidated Adjusted Tangible Net Worth of not less than $70,000,000 plus 30% of Consolidated Adjusted Net Income accumulated after July 27, 1996. The minimum Consolidated Adjusted Tangible Net Worth requirement set forth in this Section shall be unaffected by and shall not be reduced as a result of losses, if any, sustained by the Borrower or its consolidated Subsidiaries after July 27, 1996.

         (j)  Section 6.17 is amended to read as follows:

              (a) The ratio of Total Funded Debt of the Borrower and its Restricted Subsidiaries to Consolidated Adjusted Tangible Net Worth shall not exceed the following amounts at the end of any fiscal quarter:

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                   2.0 to 1.0 at the end of the 1996-97 fiscal year in January
1997 through the end of the third fiscal quarter in October 1997;

                   1.55 to 1.0 at the end of the 1997-98 fiscal year in January 1998 through the end of the third fiscal quarter in October 1998:

                   1.35 to 1.0 at the end of 1998-1999 fiscal year in January 1999 and at all times thereafter.

              (b) Borrower shall not permit Buffalo China, Inc. to incur Total Funded Debt in excess of $5,000,000, shall not permit Camden Wire Co., Inc., to incur Total Funded Debt in excess of $11,500,000 and shall not permit Oneida Community China, Inc. to incur Total Funded Debt in excess of $35,000,000, except in each case for (i) Total Funded Debt payable to the Borrower and permitted by Section 6.5 and (ii) Guaranties of Total Funded Debt incurred by Borrower or any Restricted Subsidiary, which Guaranties are otherwise permitted by Section 6.3. Borrower shall not permit any other Guarantor to incur Total Funded Debt (except Total Funded Debt payable to the Borrower and permitted by Section 6.5 and Guaranties of Total Funded Debt incurred by Borrower or any Restricted Subsidiary, which Guaranties are otherwise permitted by Section 6.3) in excess of an amount agreed to by Borrower and the Banks at the time the Guarantee Agreement of such other Guarantor is delivered, which amount shall be determined on a basis consistent with the limitations set forth in this Section 6.17(b) with respect to Buffalo China, Inc., Camden Wire Co., Inc. and Oneida Community China, Inc.

         (k) The list of Restricted Subsidiaries attached as Exhibit A to the Officer's Certificate Designating Restricted Subsidiaries dated January 19, 1996 is amended to include Oneida Community China, Inc., a New York corporation (to be known as THC Systems, Inc.)

    3. Representations and Warranties. The Borrower represents and warrants to the Banks that:

         (a) Each of the representations and warranties made by the Borrower in the Credit Agreement is true and correct on and as of the date of this Amendment (except that Schedule E thereto does not reflect additional liens, permitted under the Credit Agreement, which were created after the date thereof.

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         (b)  No Default or Event of Default has occurred and is continuing;

         (c) This Amendment has been duly authorized and validly executed by Borrower.

    4. Effectiveness. This Amendment shall not become effective until the satisfaction of each of the following conditions:

         (a) The Agent shall have received a duly executed counterpart of this Amendment signed by each of the Borrower, each Bank and the Agent;

         (b) Oneida Community China, Inc. shall have executed and delivered to the Agent (i) a Guarantee Agreement substantially in the form of Exhibit F to the Credit Agreement and limited in amount to $15,000,000, (ii) a Supplement to Subordination Agreement substantially in the form of Exhibit A annexed hereto, and (iii) a Certificate of its Secretary certifying the adoption of resolutions by the Board of Directors authorizing the execution and delivery of the Guarantee Agreement and Supplement to Subordination Agreement, certifying the incumbency of the officer executing such documents, and certifying copies of the Certificate of Incorporation and Bylaws of Oneida Community China, Inc.

         (c) Borrower shall have executed and delivered to the Agent a Certificate of its Secretary certifying the adoption of resolutions by the Board of Directors authorizing the execution and delivery of this Amendment and certifying the incumbency of the officer executing this Amendment.

         (d) The acquisition of substantially all of the assets of THC Systems, Inc. by Oneida Community China, Inc. shall have been consummated.

    5. Confirmation of Credit Agreement. Except as amended by this Amendment, all of the provisions of the Credit Agreement remain in full force and effect from and after the date hereof, and the Borrower hereby ratifies and confirms the Credit Agreement and each of its obligations thereunder. From and after the date hereof, all references in the Credit Agreement to "this Agreement", "hereof", "herein", or similar terms, shall mean and refer to the Credit Agreement as amended by this Amendment.

    6. Counterparts. This Amendment may be signed in any number of Counterparts, all of which taken together shall constitute one and the same instrument.

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    IN  WITNESS WHEREOF, the parties have caused this Amendment  to  be  duly executed as of the day and year first above written.


THE CHASE MANHATTAN BANK
     (as Agent and as Bank)
By: /s/ Joseph H. Oddo, Jr.
        Joseph H. Oddo, Jr.
        Vice President


NATIONSBANK, N.A.
By: /s/  Patricia G. McCormack
         Patricia G. McCormack
Title:   Senior Vice President


MARINE MIDLAND BANK
By: /s/ John R. Pennisi
        John R. Pennisi
Title:  Vice President


ONEIDA LTD.
By: /s/   Edward W. Thoma
          Edward W. Thoma
          Senior Vice President